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EXHIBIT 2.01(a)

FOURTH SUPPLEMENTAL INDENTURE

        This FOURTH SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of March 2, 2005 among the guarantors listed on the signature pages attached hereto, Jacobs Entertainment, Inc., a Delaware corporation (the "Company"), and Wells Fargo Bank, National Association, as trustee under the Indenture referred to below (the "Trustee"),

W I T N E S S E T H:

        WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of February 8, 2002, as supplemented by the First Supplemental Indenture, dated as of February 22, 2002, the Second Supplemental Indenture, dated as of June 14, 2002, and the Third Supplemental Indenture, dated as of June 4, 2003 (collectively, the "Indenture"), providing for the issuance of its 11 7/8% Senior Secured Notes due 2009 (the "Notes");

        WHEREAS, Section 9.02 of the Indenture provides that under certain circumstances the Company may amend and supplement the Indenture with the consent of the Holders (as defined in the Indenture) of at least a majority in aggregate principal amount of Notes then outstanding;

        WHEREAS, the Company has solicited and received consent from the Holders of at least a majority in aggregate principal amount of Notes to amend and supplement the Indenture to permit the Company (i) to purchase from an affiliated entity certain video gaming truck plazas for a purchase price not to exceed $22,500,000 and (ii) to incur up to $23,000,000 in additional indebtedness by issuing and selling additional notes under the Indenture and;

        WHEREAS, pursuant to Section 9.02 of the Indenture, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture;

        NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned subsidiaries, the Company and the Trustee mutually covenant and agree for the benefit of each other and for the equal and ratable benefit of the Holders as follows:

        1.    Definitions.

        (a)   Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

        (b)   For all purposes of this Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture; and (ii) the words "herein," "hereof" and "hereby" and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

        2.    Amendments to Section 4.07 of the Indenture (Restricted Payments).    Section 4.07 of the Indenture is hereby deleted in its entirety and replaced with the following:

        "SECTION 4.07. Restricted Payments.

          (a)   The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

            (1)   declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Capital Stock (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Capital Stock in their capacity as such (other than (x) dividends or distributions payable in Capital Stock (other than Disqualified Stock) of the Company or (y) dividends or distributions payable to the Company or a Wholly Owned Restricted Subsidiary of the Company that is a Subsidiary Guarantor);

            (2)   purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Capital Stock of the Company;

            (3)   make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any unsecured Indebtedness that is pari passu in right of payment with the Notes or the Subsidiary Guarantees or any Indebtedness that is subordinated to the Notes or the Subsidiary Guarantees, except a payment of interest or principal at the Stated Maturity thereof; or

            (4)   make any Restricted Investment,

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments") unless, at the time of and after giving effect to such Restricted Payment:

            (1)   no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

            (2)   the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.08(a); and

            (3)   such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (5), and (6) of clause (b) below), is less than the sum, without duplication, of:

              (a)   50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the Issue Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

              (b)   100% of the aggregate net cash proceeds received by the Company since the Issue Date as a contribution to its common equity capital or from the issue or sale of Capital Stock of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Capital Stock (other than Capital Stock (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company), plus

              (c)   to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (x) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (y) the initial amount of such Restricted Investment, plus

              (d)   $2,000,000.

          (b)   So long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the preceding provisions shall not prohibit:

            (1)   the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Indenture;

            (2)   the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or any unsecured pari passu Indebtedness of the Company or Wholly Owned Restricted Subsidiary that is a Subsidiary Guarantor or of any Capital Stock of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, Capital Stock of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of subsection (a) above;

            (3)   the defeasance, redemption, repurchase or other acquisition of unsecured pari passu Indebtedness or subordinated Indebtedness of the Company or any Wholly Owned Restricted Subsidiary that is a Subsidiary Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

            (4)   the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any Restricted Subsidiary of the Company held by any member of the Company's (or any of its Restricted Subsidiaries') management (excluding the Principals and Related Parties) pursuant to any management equity subscription agreement or stock option agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock shall not exceed $500,000 in any 12-month period;

            (5)   with respect to each tax year that the Company qualifies as a Flow Through Entity, the distribution by the Company to the holders of Capital Stock of the Company of an amount equal to the product of (i) the amount of aggregate net taxable income allocated by the Company to the holders of Capital Stock of the Company for such period computed by netting net losses allocated to the Company for such period against net income allocated to the Company for such period and by reducing such net income by any net losses allocated to the Company in any prior period to the extent such losses (x) have not previously been deducted in determining such holder's tax liability for any prior year and (y) may be used by such holder against such net income) and (ii) the Presumed Tax Rate for such period. The amount distributable under this paragraph (5) shall be adjusted to take into account the effect of alternative minimum tax, if applicable. The distributions described in this paragraph (5) are referred to as "Tax Distributions." The payment of the Tax Distributions is subject to (A) the Company providing an Officers' Certificate and Opinion of Counsel to the effect that the Company and each Subsidiary in respect of which the Tax Distributions are being made qualify as Flow Through Entities for Federal income tax purposes and for the states and localities in respect of which the Tax Distributions are being made, prior to the first payment of Tax Distributions in a calendar year, and (B) at the time of the Tax Distribution, the most recent audited financial statements of the Company provided to the Trustee pursuant to Section 4.03 provide that the Company and each such Subsidiary were treated as Flow Through Entities for the period of the financial statements; and

            (6)   the payment of amounts owing under the Membership Interests Purchase Agreement (the "Purchase Agreement"), dated as of March 2 2005, between the Company and Gameco Holdings, Inc., up to an aggregate amount of $22,500,000.

          (c)   The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued to or by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this Section 4.07 shall be determined by the Board of Directors, whose Board Resolution with respect thereto shall be delivered to the Trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an independent accounting, appraisal or investment banking firm if the Fair Market Value exceeds $2,000,000. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 4.07 were computed, together with a copy of any fairness opinion or appraisal required by this Indenture."

        3.    Amendments to Section 4.08 of the Indenture (Incurrence of Indebtedness and Issuance of Preferred Stock).    Section 4.08 of the Indenture is hereby deleted in its entirety and replaced with the following:

        "SECTION 4.08. Incurrence of Indebtedness and Issuance of Preferred Stock.

          (a)   The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and the Company shall not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that if no Default or Event of Default has occurred and is continuing at the time of or as a consequence of the incurrence of such Indebtedness, the Company and any Subsidiary Guarantor may incur Indebtedness (including Acquired Debt) if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred is at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period.

          (b)   Section 4.08(a) shall not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Indebtedness"):

            (1)   the incurrence by the Company and its Restricted Subsidiaries of Indebtedness under the Credit Agreement in an aggregate principal amount not to exceed $10,000,000 at any time outstanding, less the amount of any such Indebtedness retired with the Net Proceeds from any Asset Sale applied to permanently reduce the outstanding amounts or commitments referred to in clause (4) of Section 4.11(b);

            (2)   the incurrence by the Company and any Wholly Owned Restricted Subsidiary of Indebtedness represented by Purchase Money Obligations and Capital Lease Obligations in an aggregate principal amount or accreted value, as applicable, not to exceed the greater of (x) $5,000,000 and (y) 15% of Consolidated EBITDA of the Company and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Indebtedness is incurred;

            (3)   the incurrence by the Company and its Restricted Subsidiaries of the (a) Existing Indebtedness and (b) Acquired Pending Acquisitions Indebtedness;

            (4)   the incurrence by the Company and the Subsidiary Guarantors of Indebtedness represented by $125,000,000 aggregate principal amount of the Notes and the related

    Subsidiary Guarantees issued on the Issue Date and the Exchange Notes and the related Subsidiary Guarantees to be issued pursuant to the Registration Rights Agreement;

            (5)   the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under Section 4.08(a) or clauses (2), (3), (4), (5), (10), or (12) of this subsection (b);

            (6)   the incurrence by the Company or any of its Wholly Owned Restricted Subsidiaries of intercompany Indebtedness solely between or among the Company and any Wholly Owned Restricted Subsidiary; provided, however, that:

              (a)   such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Subsidiary Guarantee, in the case of a Subsidiary Guarantor; and

              (b)   any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Wholly Owned Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

            (7)   the incurrence by the Company or any Restricted Subsidiary of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding; provided that the notional principal amount of each such Hedging Obligation does not exceed the principal amount of the Indebtedness to which such Hedging Obligation relates;

            (8)   the Guarantee by the Company or any of the Restricted Subsidiaries of Indebtedness (other than Non-Recourse Indebtedness of an Unrestricted Subsidiary) of the Company or a Subsidiary Guarantor that was permitted to be incurred by another provision of this Section;

            (9)   the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued;

            (10) the incurrence by the Company or any of its Wholly Owned Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (10), not to exceed $5,000,000 at any one time outstanding, provided that the amount of Indebtedness incurred pursuant to this clause (10) by Non-Guarantor Restricted Subsidiaries shall not exceed $1,000,000 in the aggregate for all such Non-Guarantor Restricted Subsidiaries at any one time outstanding;

            (11) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Indebtedness; provided, however, that if any such Indebtedness ceases to be Non-Recourse Indebtedness of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (11); and

            (12) the incurrence by the Company and the Subsidiary Guarantors of (A) Indebtedness represented by up to $23,000,000 in aggregate principal amount of Notes (the "New Notes") in addition to those Notes referred to in clause (4) above, which New Notes shall constitute Additional Notes under this Indenture, and the related Subsidiary Guarantees, in each case issued at any time and from time to time prior to March 31, 2005, provided, however, that the Company shall use the net proceeds from the offering of such New Notes to pay the amounts owing under the Purchase Agreement and the payment of other expenses related to the transactions contemplated by the Purchase Agreement and the offering and issuance of such New Notes, and (B) the Notes and related subsidiary guarantees issued in the offer that may be made by the Company pursuant to the Registration Rights Agreement, dated as of the issue date of the New Notes, by and among the Company, the Subsidiary Guarantors and the purchasers of the New Notes, to exchange the New Notes for exchange Notes (the "New Exchange Notes"), which New Exchange Notes shall constitute Additional Notes under this Indenture.

          (c)   The Company shall not incur any Indebtedness (including Permitted Indebtedness) that is contractually subordinated in right of payment to any other Indebtedness of the Company unless such Indebtedness is also contractually subordinated in right of payment to the Notes on substantially identical terms; provided, however, that no Indebtedness of the Company shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured.

          (d)   For purposes of determining compliance with this Section 4.08, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (11) above in section (b), or is entitled to be incurred pursuant to subsection (a) of this Section 4.08, the Company shall be permitted to classify such item of Indebtedness on the date of its incurrence, in any manner that complies with this Section.

          (e)   Notwithstanding anything in this Indenture to the contrary, neither the Company nor any of its Restricted Subsidiaries shall enter into, incur any Indebtedness under or otherwise become obligated under any Credit Agreement unless prior to or concurrently therewith the Trustee and the agents and lenders under such Credit Agreement shall have entered into the Senior Intercreditor Agreement and the Company shall have delivered to the Trustee such Officers' Certificates and Opinions of Counsel in connection therewith as the Trustee shall reasonably require."

        4.    Ratification of Indenture; Supplemental Indenture Part of Indenture.    Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

        5.    Governing Law.    THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

        6.    Trustee Makes No Representation.    The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company.

        7.    Multiple Counterparts.    The parties may sign multiple counterparts of this Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent one and the same agreement.

        8.    Headings.    The headings of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

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        IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date and year first above written.

THE COMPANY:
JACOBS ENTERTAINMENT, INC.
By:	/s/ STEPHEN R. ROARK
Name:	Stephen R. Roark
Title:	Chief Financial Officer
THE TRUSTEE:
WELLS FARGO BANK, NATIONAL ASSOCIATION
By:
Name:
Title:
SUBSIDIARY GUARANTORS:
BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.
	By:	/s/ STEPHEN R. ROARK
	Name:	Stephen R. Roark
	Title:	President
GOLD DUST WEST CASINO, INC.
	By:	/s/ STEPHEN R. ROARK
	Name:	Stephen R. Roark
	Title:	Vice President
GILPIN VENTURES, INC.
	By:	/s/ STEPHEN R. ROARK
	Name:	Stephen R. Roark
	Title:	President

GILPIN HOTEL VENTURE
By:	GILPIN VENTURES, INC., its partner
	By:	/s/ STEPHEN R. ROARK
	Name:	Stephen R. Roark
	Title:	President
	By:	BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC., its partner
	By:	/s/ STEPHEN R. ROARK
	Name:	Stephen R. Roark
	Title:	President
BLACK HAWK/JACOBS ENTERTAINMENT LLC
By:	BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC., its manager
	By:	/s/ STEPHEN R. ROARK
	Name:	Stephen R. Roark
	Title:	President
DIVERSIFIED OPPORTUNITIES GROUP LTD.
By:	JACOBS ENTERTAINMENT, INC., its manager
	By:	/s/ STEPHEN R. ROARK
	Name:	Stephen R. Roark
	Title:	Chief Financial Officer
JALOU L.L.C.
	By:	/s/ IAN M. STEWART
	Name:	Ian M. Stewart
	Title:	President and Manager
HOUMA TRUCK PLAZA & CASINO, L.L.C.
	By:	/s/ IAN M. STEWART
	Name:	Ian M. Stewart
	Title:	President and Manager

BAYOU VISTA TRUCK PLAZA AND CASINO, L.L.C.
By:	/s/ IAN M. STEWART
Name:	Ian M. Stewart
Title:	President and Manager
LUCKY MAGNOLIA TRUCK STOP AND CASINO L.L.C.
By:	/s/ IAN M. STEWART
Name:	Ian M. Stewart
Title:	President and Manager
JALOU-CASH'S L.L.C.
By:	/s/ IAN M. STEWART
Name:	Ian M. Stewart
Title:	President and Manager
RACELAND TRUCK PLAZA AND CASINO, L.L.C.
By:	/s/ IAN M. STEWART
Name:	Ian M. Stewart
Title:	President and Manager
JALOU II INC.
By:	/s/ IAN M. STEWART
Name:	Ian M. Stewart
Title:	President
WINNER'S CHOICE CASINO, INC.
By:	/s/ IAN M. STEWART
Name:	Ian M. Stewart
Title:	President
JACE, INC.
By:	/s/ IAN M. STEWART
Name:	Ian M. Stewart
Title:	President

COLONIAL DOWNS, L.L.C.
	By:	/s/ IAN M. STEWART
	Name:	Ian M. Stewart
	Title:	Manager
JRJ PROPERTIES, LLC
	By:	/s/ IAN M. STEWART
	Name:	Ian M. Stewart
	Title:	President and Manager
COLONIAL HOLDINGS, INC.
	By:	/s/ IAN M. STEWART
	Name:	Ian M. Stewart
	Title:	President
COLONIAL DOWNS, LP
By:	STANSLEY RACING CORP., its general partner
	By:	/s/ IAN M. STEWART
	Name:	Ian M. Stewart
	Title:	President
STANSLEY RACING CORP.
	By:	/s/ IAN M. STEWART
	Name:	Ian M. Stewart
	Title:	President

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FOURTH SUPPLEMENTAL INDENTURE